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                        [ELCO BANK AND TRUST LETTERHEAD]


May 19, 1999


Service Systems International Ltd.
2800 Ingleton Ave.,
Burnaby B.C. V5C 6G7

Attention:   Mr. Ken Fielding, President
             Mr. J.R. Gaetz, Vice President

Reference:   Collingham Investments, SA
             Carmel International, S.A.
             Korrington Corporation (collectively "the Debtor")

                              LETTER OF AGREEMENT
                              -------------------

Gentlemen:

We refer to discussion on the following matters which were subject of our various meetings held during your visit to Nassau during the week of May 3, 1999. For purposes of clarification we provide the following background.

As pointed out to you, the above referenced Debtor companies are clients of Elco Bank and Trust Company. Based on the commitment of undertaking of Mr. Fielding and Mr. Gaetz and our reliance on this commitment and undertaking, our clients have advanced funds to Service Systems International Ltd. (the "Company"). In addition, our clients have provided and will on your instructions continue to provide to other parties, in lieu of cash, common stock of the Company to secure loans from these parties to the Company or to repay debt (Share Advances).

We wish first to generally recap the terms and conditions on which cash advances have been made to the Company over the past four years. These terms were, 1), 10% interest, 2), 10% discount, 3), convertible into common stock at 20% less then market on the day of the cash advance, at our option, and
4), repayment on demand. Stock advances were made on the undertaking that cash value (based on market offer) at time of issuance would be repaid to our clients. We have your confirmation of these terms and conditions as provided during your visit.

In the past these loans have been repaid by conversion into stock and warrants and in those conversions, all terms and conditions have been summarized into the purchase price which satisfied all those condition without being specific as to the value of each condition.


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With regard to the current debt owing to Debtor now demanded, we have again agreed to convert our debt into shares by exercising our outstanding Class E Warrants. To satisfy all conditions of the debt at the face value of the loans, you offered to reduce the exercise price of the Class E Warrants from $0.40 to $0.20 so that for each Class E Warrant tendered and cash (debt reduction) of $0.20, one share of Common Stock of Service Systems International Ltd.
would be issued. In addition, for each Common share purchased, an additional
3 year Warrant, exercisable at $0.40 would be issued.

At the time of our meeting and writing of this Letter of Agreement, the debt amount was not available. Mr. J.R. Gaetz and Mr. K. Fielding agreed to provide funds for a period of up to one year to cover any shortfall between the total purchase cost of the common shares due upon exercise of Warrants and the amount of debt payable.

The number of Class E Warrants held, which are to be converted is as follows:

     Collingham Investments SA                455,000
     Carmel International SA                  899,281
     Kerrington Corporation Certificate #103   92,000

We request your confirmation of the above, by signing below where indicated.


Signed on behalf of;
Collingham Investment SA
Carmel International SA                /s/ Isaac Collie
Kerrington Corporation                 -------------------------

Signed on behalf of;
Services Systems International Ltd.
                                       -------------------------
                                       Kenneth Fielding


Signed on behalf of;                   /s/ John R. Gaetz
John R. Gaetz                          -------------------------
                                       John R. Gaetz

                                       /s/ John R. Gaetz
                                       -------------------------


Signed on behalf of;
Kenneth Fielding                       -------------------------